NEWS	Contact: Loren Singletary (713) 346-7807

FOR IMMEDIATE RELEASE

NATIONAL OILWELL VARCO Reports Fourth quarter and full year 2018 Results

HOUSTON, TX, February 6, 2019 — National Oilwell Varco, Inc. (NYSE: NOV) today reported fourth quarter 2018 revenues of $2.40 billion, an increase of 11 percent compared to the third quarter of 2018 and an increase of 22 percent from the fourth quarter of 2017. Operating profit for the fourth quarter of 2018 was $87 million, or 3.6 percent of sales, Adjusted EBITDA (operating profit excluding depreciation, amortization, and other items) was $279 million, or 11.6 percent of sales, and net income was $12 million. Operating profit increased 19 percent sequentially, and Adjusted EBITDA increased 14 percent sequentially and 42 percent compared to the fourth quarter of 2017. Other items totaled $21 million, pre-tax, and were primarily related to charges associated with the closure of one of the Company’s facilities.

Revenues for the full year 2018 were $8.45 billion, operating profit was $211 million, and net loss was $31 million, or $0.08 per share. Adjusted EBITDA for the full year was $910 million, or 10.8 percent of sales.

“During 2018 our team delivered outstanding execution in a volatile operating environment by focusing on our customers’ need for solutions that improve their operating efficiencies,” commented Clay Williams, Chairman, President, and CEO. “Each of our operating segments delivered double-digit percent revenue increases in 2018, contributing to a 16 percent increase in consolidated company revenue and a 49 percent increase in Adjusted EBITDA, year-over-year.”

“The sharp, fourth quarter pull-back in commodity prices heightened uncertainty surrounding 2019 capital budgets and led to an abrupt slowdown in orders, while some of our customers chose to accelerate deliveries prior to year-end.  We anticipate that lower orders in December, combined with equipment sales that were pulled forward near year-end, will lead to lower sequential revenue during the first quarter 2019 in all three segments. However, encouraged by the recent uptick in oil prices, some of our customers have recently signaled their intent to increase activity, particularly in certain international and offshore markets. While the near-term outlook remains uncertain, NOV’s portfolio of critical technologies to support the oil and gas industry, together with our track record of adapting quickly to changing market conditions, positions us well for any market environment.”

Wellbore Technologies

Wellbore Technologies generated revenues of $884 million in the fourth quarter of 2018, an increase of four percent from the third quarter of 2018 and an increase of 24 percent from the fourth quarter of 2017. The segment’s revenue growth continued to outpace domestic and global activity levels, with sales increasing 4.5 percent in the U.S. and 2.1 percent in international markets. The segment’s WellSite Services and Grant Prideco business units posted double-digit percent sequential increases supported by bookings of solids control equipment and drill pipe, respectively, which improved throughout the first three quarters of 2018. Operating profit was $41 million, or 4.6 percent of sales. Adjusted EBITDA increased 15 percent sequentially and 45 percent from the prior year to $155 million, or 17.5 percent of sales. An improved mix of business and higher volumes resulted in 54 percent sequential Adjusted EBITDA incrementals (the change in Adjusted EBITDA divided by the change in revenue).

Completion & Production Solutions

Completion & Production Solutions generated revenues of $788 million in the fourth quarter of 2018, an increase of seven percent from the third quarter of 2018 and an increase of 14 percent from the fourth quarter of 2017. The sequential increase in revenue was the result of improved progress and deliveries on projects and continued growth in demand for coiled tubing and wireline equipment. Operating profit was $64 million, or 8.1 percent of sales. Adjusted EBITDA increased 13 percent sequentially and 51 percent from the prior year to $112 million, or 14.2 percent of sales. Anticipated resin supply shortages in the Company’s Fiber Glass Systems business unit and holiday slowdowns impacted manufacturing plant absorption, limiting sequential Adjusted EBITDA incrementals to 25 percent.

New orders booked during the quarter were $470 million, representing a book-to-bill of 103 percent when compared to the $456 million of orders shipped from backlog. Backlog for capital equipment orders for Completion & Production Solutions at December 31, 2018 was $894 million.

Rig Technologies

Rig Technologies generated revenues of $804 million in the fourth quarter of 2018, an increase of 26 percent from the third quarter of 2018 and an increase of 31 percent from the fourth quarter of 2017. Better progress on projects, delivery of two land rigs, and improved aftermarket sales resulted in the sequential revenue increase. Operating profit was $75 million, or 9.3 percent of sales. Adjusted EBITDA increased 31 percent sequentially and 46 percent from the prior year to $102 million, or 12.7 percent of sales. Adjusted EBITDA leverage was limited to 14 percent due to a change in product mix.

New orders booked during the quarter totaled $119 million, representing a book-to-bill of 30 percent when compared to the $403 million of orders shipped from backlog. At December 31, 2018, backlog for capital equipment orders for Rig Technologies was $3.1 billion.

Significant Events and Achievements

NOV introduced and completed initial sales of its new TRUE-TAPER™ XR coiled tubing to several customers during the fourth quarter of 2018.  The TRUE-TAPER XR design incorporates fewer and shorter tapered sections, which enables better weight and strength distribution, and fewer bias welds. More precise distribution provides the ability to place more weight and strength in vertical sections and less weight in laterals, resulting in better overall performance in extended-reach applications. One customer used TRUE-TAPER XR to reach total depth (TD) on wells that were over four miles in measured depth and had one- to two-mile laterals, success that was not possible with conventional designs.

NOV continued to expand the global footprint of its measurement-while-drilling (MWD) and logging-while-drilling product lines. An independent E&P operator working on a four-well project in Northwest Africa awarded NOV a contract for a set of Tolteq™ iSeries™ MWD tools together with Vector™ series mud motors. Additionally, NOV saw the first use of its TruVertical™ tool in an international market. The tool, along with a Vector series motor, was used by a customer in India to improve their directional drilling capabilities.

NOV was awarded a 5-year contract for the supply and operation of a state-of-the-art 4,500 m³/day produced water treatment plant for a major multinational operator in the Vaca Muerta shale play. The supply of this first-of-its-kind water treatment plant in Argentina complements existing service offerings in the region, including complex water treatment solutions and strategy to provide environmentally friendly technologies to clients.

NOV continues to see success with its Vector Series 50 SelectShift™ motor, an industry first that offers downhole adjustment of the motor bend setting. At the close of 2018, the motor has been used in 56,800 ft of drilling and approximately 675 drilling and circulating hours, with more than 148 straight mode shifts downhole. The tool has been proven in the Bakken for the upper and lower vertical/tangent, and it has also effectively drilled the curve in a West Texas project, providing a competitive rate of penetration (ROP) and build rate. NOV is expanding the applications and regions where the tool is run and rapidly increasing fleet size to meet high demand.

NOV’s XL Systems business unit, which provides connectors for conductor strings, surface casing, liners, and caissons, secured a record level of bookings in the fourth quarter and achieved six straight quarters of a book-to-bill ratio greater than 100 percent.  Bookings were led by large orders for a major project offshore Guyana and for a deepwater project in the Gulf of Mexico. During the fourth quarter, XL Systems incorporated its XLC-S™ connectors into Aquaterra Energy’s Sea Swift concept, modular, conductor-supported platform design used in shallow-water, marginal fields. The use of XLC-S connectors eliminated the need for large-diameter forging and welding costs, allowing economic delivery to operator DeNovo Energy in only 10 months. The business unit also introduced the Scorpion™ connector, a slim-design, large-diameter, threaded, weld-on connector, to its portfolio of solutions for land applications and shallow-water, low-profile offshore wells.

NOV successfully delivered an APL submerged swivel with yoke (SSY™) mooring and loading system to Centrais Elétricas de Sergipe S.A. (CELSE) in Brazil, where the system will be installed outside the city of Aracaju in the state of Sergipe. When installed, the SSY system will provide mooring for the floating storage and regasification unit from Golar LNG and ensure the supply of natural gas to the onshore power plant via a flexible riser and rigid pipeline.

NOV continued to achieve outstanding performance with ReedHycalog drill bits across several key North American basins. In the Mid Continent, a Tektonic™ bit was used by a major operator to complete an interval in one run in 96.5 hr, while the previous best record with a competitor bit had been 163 hr. In the Permian Basin, an operator used an 8½-in. Seeker™ bit with ION™ 3D cutters to achieve a record-breaking interval in the Wolfcamp formation, drilling 7,010 ft in 28 hr at an ROP of 246 ft/hr. An operator in West Texas used an 8¾-in. Seeker bit to drill several laterals at lengths exceeding 12,000 ft while achieving average ROP of 145 ft/hr—an almost 45 percent improvement over the closest competitor’s bit performance. The Company also helped a client operating in the Marceullus Shale drill both the 8½-in. curve and lateral sections to TD in a challenging well while meeting directional requirements, increasing average ROP, and only using one bottomhole assembly (BHA). The customer ran an 8½-in. Tektonic drill bit with ION cutters below a 7/8, 6.4-stage, fixed 2.0° NOV 34 Series motor, setting a curve record for their Appalachian Basin runs at 6.72 hours—44 percent faster than any of the previous 83 offset runs.

NOV’s Rig Technologies segment demonstrated strong execution across its global operations during the fourth quarter by delivering two complete land rigs, eight cranes, the first DSGD-CX425 land rig drawworks, three mobile rig packages, and 10 NOVOS™ kits. These deliveries contributed to a 26 percent sequential increase in revenues during the fourth quarter. The segment also completed its 70th NOVOS installation, including its first on an offshore rig. Results from the initial two offshore wells drilled using NOVOS have shown significant drilling improvements.

NOV shipped an advanced MPowerD™ managed-pressure-drilling (MPD) choke manifold and MPD control system to an NOV extended-reach drilling land rig being built in Canada. This first-of-its-kind land rig will be delivered with an integrated MPD system operated from the NOV Amphion™ chair, giving the driller an unprecedented overview of the drilling process, including monitoring and control of key MPD parameters and setpoints. The manifold is built with a small footprint while optimizing pressure control accuracy and minimizing surface friction. NOV also secured its first MPD purchase order from a major oil company in China, opening the door to the Chinese onshore MPD market.

On a 16-well project in New Mexico, NOV’s eVolve™ optimization and automation service successfully drilled an intermediate section with a wired rotary BHA, leveraging high-speed, high-quality data transmission of drilling mechanics to deliver exceptional drilling performance. Previous attempts in other wells to use a similar assembly with industry-standard data transmission had led to severe levels of vibration and the destruction of expensive BHA tools. NOV delivered significant performance gains by reducing drilling shock and vibration, resulting in increased ROP, a reduction in failures, and improved bit reliability.

NOV was awarded a significant contract for the supply of Tuboscope’s proprietary internal coating systems for a major operator working in Iraq. The contract, which is for a period of five years, primarily involves applying the Company’s TK™-70XT epoxy coating to the client’s tubing and pup joints. The work will take place in NOV’s Abu Dhabi coating facility, with commencement of the program beginning in the first quarter of 2019.

NOV introduced the QuickLatch™ connector to its portfolio of Elmar™ wireline equipment and technologies. The QuickLatch is an integrated wireline pressure control equipment connector designed to minimize delays at the frac site while increasing the safety of site personnel. QuickLatch has a combined quick test/load test feature and an interlock, preventing inadvertent opening when well pressure is present. In addition, the elimination of complex external moving parts and catch points helps make operation and maintenance simpler. The unit also features a failsafe friction lock in case of hydraulic pressure loss.

NOV’s Delta™ drill pipe connection continued to expand its market penetration in Q4, with more than 25 percent of Grant Prideco revenue being generated through Delta products. During the quarter, a large operator in Oman took delivery of the country’s first four Delta strings, further reaffirming broad application and demand for this high-performance, premium drill pipe connection in international markets. Delta continues to demonstrate superior total-cost-of-ownership benefits in the field, with a recut rate of only 3 percent, versus an industry average of 10 to 15 percent.

Fourth Quarter and Full Year Earnings Conference Call

NOV will hold a conference call to discuss its fourth quarter and full year 2018 results on February 7, 2019 at 10:00 AM Central Time (11:00 AM Eastern Time). The call will be broadcast simultaneously at www.nov.com/investors. A replay will be available on the website for 30 days.

About NOV

National Oilwell Varco (NYSE: NOV) is a leading provider of technology, equipment, and services to the global oil and gas industry that supports customers’ full-field drilling, completion, and production needs. Since 1862, NOV has pioneered innovations that improve the cost-effectiveness, efficiency, safety, and environmental impact of oil and gas operations. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from the actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

Certain prior period amounts have been reclassified in this press release to be consistent with current period presentation.

CONTACT:  National Oilwell Varco, Inc.

Loren Singletary (713) 346-7807

Loren.Singletary@nov.com

NATIONAL OILWELL VARCO, INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS) (Unaudited)

(In millions, except per share data)

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2018	2017	2018	2018	2017
Revenue:
Wellbore Technologies	$884	$715	$847	$3,235	$2,577
Completion & Production Solutions	788	690	735	2,931	2,672
Rig Technologies	804	614	637	2,575	2,252
Eliminations	(78)	(50)	(65)	(288)	(197)
Total revenue	2,398	1,969	2,154	8,453	7,304
Gross profit	409	167	393	1,444	892
Gross profit %	17.1%	8.5%	18.2%	17.1%	12.2%

Selling, general, and administrative	322	278	320	1,233	1,169
Operating profit (loss)	87	(111)	73	211	(277)
Interest and financial costs	(22)	(25)	(24)	(93)	(102)
Interest income	7	6	6	25	25
Equity loss in unconsolidated affiliates	(2)	(1)	(2)	(3)	(5)
Other income (expense), net	(29)	(7)	(20)	(99)	(43)
Income (loss) before income taxes	41	(138)	33	41	(402)
Provision (benefit) for income taxes	26	(123)	29	63	(166)
Net income (loss)	15	(15)	4	(22)	(236)
Net (income) loss attributable to noncontrolling interests	3	(1)	3	9	1
Net income (loss) attributable to Company	$12	$(14)	$1	$(31)	$(237)
Per share data:
Basic	$0.03	$(0.04)	$0.00	$(0.08)	$(0.63)
Diluted	$0.03	$(0.04)	$0.00	$(0.08)	$(0.63)
Weighted average shares outstanding:
Basic	379	377	379	378	377
Diluted	383	377	383	378	377

NATIONAL OILWELL VARCO, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)

	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$1,427	$1,437
Receivables, net	2,101	2,015
Inventories, net	2,986	3,003
Contract assets	565	495
Other current assets	200	267
Total current assets	7,279	7,217

Property, plant and equipment, net	2,797	3,002
Goodwill and intangibles, net	9,284	9,528
Other assets	436	459
Total assets	$19,796	$20,206

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$722	$510
Accrued liabilities	1,088	1,238
Contract liabilities	458	519
Current portion of long-term debt and short-term borrowings	7	6
Accrued income taxes	66	81
Total current liabilities	2,341	2,354

Long-term debt	2,704	2,706
Other liabilities	862	986
Total liabilities	5,907	6,046

Total stockholders’ equity	13,889	14,160
Total liabilities and stockholders’ equity	$19,796	$20,206

NATIONAL OILWELL VARCO, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	Years Ended
	December 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(22)	$(236)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	690	698
Working capital and other operating items, net	(147)	370
Net cash provided by operating activities	521	832

Cash flows from investing activities:
Purchases of property, plant and equipment	(244)	(192)
Business acquisitions, net of cash acquired	(280)	(86)
Other	67	33
Net cash used in investing activities	(457)	(245)

Cash flows from financing activities:
Payments against lines of credit and other debt	(8)	(506)
Cash dividends paid	(76)	(76)
Other	54	(13)
Net cash used in financing activities	(30)	(595)
Effect of exchange rates on cash	(44)	37
Increase (decrease) in cash and cash equivalents	(10)	29
Cash and cash equivalents, beginning of period	1,437	1,408
Cash and cash equivalents, end of period	$1,427	$1,437

NATIONAL OILWELL VARCO, INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS) (Unaudited)

(In millions)

The Company discloses Adjusted EBITDA (defined as Operating Profit excluding Depreciation, Amortization and, when applicable, Other Items) in its periodic earnings press releases and other public disclosures to provide investors additional information about the results of ongoing operations. The Company uses Adjusted EBITDA internally to evaluate and manage the business. Adjusted EBITDA is not intended to replace GAAP financial measures, such as Net Income. Other items in the three and twelve months ended December 31, 2018 were $21 million and $9 million, pre-tax, respectively, primarily from the adjustment of certain accruals, restructure charges, and severance payments. Other items in 2017 consisted primarily of restructure charges for inventory write-downs, facility closures and severance payments.

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2018	2017	2018	2018	2017
Operating profit (loss):
Wellbore Technologies	$41	$(21)	$40	$131	$(102)
Completion & Production Solutions	64	19	46	166	98
Rig Technologies	75	(51)	58	213	(14)
Eliminations and corporate costs	(93)	(58)	(71)	(299)	(259)
Total operating profit (loss)	$87	$(111)	$73	$211	$(277)

Other items:
Wellbore Technologies	$24	$32	$—	$21	$28
Completion & Production Solutions	(3)	1	—	—	33
Rig Technologies	—	100	—	6	129
Corporate	—	—	—	(18)	—
Total other items	$21	$133	$—	$9	$190

Depreciation & amortization:
Wellbore Technologies	$90	$96	$95	$374	$379
Completion & Production Solutions	51	54	53	212	215
Rig Technologies	27	21	20	90	88
Corporate	3	4	4	14	16
Total depreciation & amortization	$171	$175	$172	$690	$698

Adjusted EBITDA:
Wellbore Technologies	$155	$107	$135	$526	$305
Completion & Production Solutions	112	74	99	378	346
Rig Technologies	102	70	78	309	203
Eliminations and corporate costs	(90)	(54)	(67)	(303)	(243)
Total adjusted EBITDA	$279	$197	$245	$910	$611

Reconciliation of Adjusted EBITDA:
GAAP net income (loss) attributable to Company	$12	$(14)	$1	$(31)	$(237)
Noncontrolling interests	3	(1)	3	9	1
Provision (benefit) for income taxes	26	(123)	29	63	(166)
Interest expense	22	25	24	93	102
Interest income	(7)	(6)	(6)	(25)	(25)
Equity (income) loss in unconsolidated affiliate	2	1	2	3	5
Other (income) expense, net	29	7	20	99	43
Depreciation and amortization	171	175	172	690	698
Other items	21	133	-	9	190
Total Adjusted EBITDA	$279	$197	$245	$910	$611